WITHOUT PREJUDICE AND SUBJECT TO CONTRACT/CONTRACT DENIED

COMPROMISE WAIVER AGREEMENT

AGREEMENT DATED 5 April 2024 between:

(1) **Perrigo Corporation DAC** whose registered address is at The Sharp Building, Hogan Place, Dublin 2 (the **Company**); and

(2) **Grainne Quinn** of 35 Nutley Lane, Donnybrook, Dublin 4, D04 X3C9 (the Employee)

COLLECTIVELY: the **Parties**

WHEREAS:

(A) The Employee has been employed by the Company since 02 January 2009 pursuant to the Contract (the **Employment**).

(B) The Employment will terminate by reason of redundancy on 31 July 2024 (the **Termination Date**).

(C) Pursuant to the discussions between the Company and the Employee regarding the termination of the Employment, this Compromise Waiver Agreement (the **Agreement**) sets out the terms on which the Parties have agreed to settle all outstanding claims which the Employee has or may have against the Company or any Group Company or its/their respective directors, officers, employees or shareholders arising out of or in connection with or as a consequence of the Employment and/or its termination.

(D) The Company is entering into this Agreement for itself and as agent for any Group Company and is duly authorised to do so. The Parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on the company.

IT IS AGREED as follows:

1 DEFINITIONS

1.1 **Confidential Information** means information in whatever form relating to the business products, affairs or finances of the Company and all Group Companies for the time-being confidential and trade secrets including technical data and know how belonging to the Company and all Group Companies or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with the Employment, whether or not such information is marked 'confidential';

1.2 **Contract** means the contract of employment between the Company and the Employee dated 13 November 2008 and as amended on 16 November 2015.

1.3 **Group Company** means a company which is, directly or indirectly, a Subsidiary or Holding Company of the Company or any direct or indirect Subsidiary of such Holding Company from time to time (and for this purpose Subsidiary and Holding Company have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014) and Group shall be interpreted accordingly.

1.4 **Termination Payment** has the meaning assigned to it in clause 3.1 of this Agreement.

2 TERMINATION OF EMPLOYMENT

2.1 The Parties confirm that the Employees employment with the Company will terminate by way of redundancy on the Termination Date.

2.2 The Company shall pay normal remuneration and benefits to the Employee up to and including the Termination Date less tax, employee pay-related social insurance (**PRSI**) and Universal Social Charge (**USC**) and any deductions required by law.

2.3 The Parties confirm, subject to the provisions of clause 2.4 that the Employee will remain employed by the Company and continue to perform her normal duties and remain bound by her employment obligations until the Termination Date.

2.4 Notwithstanding that it is agreed between the Parties that the Employee will remain in her employment until the Termination Date, she can make a request if the Senior Vice President of Global Quality is hired prior to the Termination Date to be released from her employment. The Company will consider her request and will not unreasonably withhold agreement to release her early. In the event that the Employee and Company mutually agree, and she leaves her employment prior to the Termination Date then the date that she leaves will become the Termination Date and she will be paid in lieu of her working between that date and the 31 of July 2024.

2.5 The Employee shall execute on or just after the Termination Date the Reaffirmation Letter at Schedule 1 and obtain her legal adviser's advice and confirmation of the same in accordance with the terms of that Reaffirmation Letter. The Employee shall deliver the signed Reaffirmation Letter to the Company within 7 days of the Termination Date.

2.6 The Company confirms and agrees that it will make a request and recommend to the Talent & Compensation Committee in February 2025 that it will determine if a 2024 pro-rata discretionary Annual Incentive Plan ("2024 AIP") payment will be made to the Employee for the period commencing the 1st of January 2024 and ending on the Termination date. The Employee understands and agrees that there is no obligation or promise that any discretionary pro-rata 2024 AIP payment will be approved. In the event that this request is approved the pro-rated bonus payment will be paid to the Employee at the regularly scheduled annual incentive payment date. The Company will withhold all required taxes from this amount.

3 TERMINATION PAYMENT

3.1 Subject to clause 3.2, within 45 days of the Termination Date or the date of signing of this Agreement, whichever is the later, the Company will pay to the Employee the sum of €2,097,800.30 (Two million, ninety-seven thousand, eight hundred, and 30 cent Euro) (gross), subject to any and all lawful deductions, (the **Termination Payment**) which comprises the following:

3.1.1	Statutory redundancy payment	€19,308 (net)
3.1.2	Accrued but untaken holiday pay 26 days	€46,446.80 (gross)
3.1.3	Payment in Lieu of Notice	€116,115 (gross)
3.1.4	Ex gratia termination payment	€1,915,930.50 (gross)

3.2 The payment of the Termination Payment shall be strictly conditional upon:

3.2.1 receipt by the Company of the original copy of this Agreement signed by the Employee.

3.2.2 there having been no breach of the warranties, undertakings or representations given by the Employee to the Company or any Group Company pursuant to the terms of this Agreement.

3.2.3 receipt by the Company of all the property referred to in clause 15;

3.2.4 the Employee having taken all steps necessary to resign from any directorship or other offices in accordance with clause 13;

3.2.5 execution of the Reaffirmation Agreement at Schedule 1 to this Agreement; and

3.2.6 the Employee having complied at all times with:

(a) the terms of this Agreement; and

(b) her continuing obligations under the Contract.

3.3 The Parties agree that the Company's total liability for the payment of a Termination Payment under this Agreement shall not exceed the sum of €2,097,800.30 (gross) in any circumstances. For the avoidance of doubt, save as set out in this Agreement, no further or other sum shall be payable to the Employee or cost incurred by the Company in respect of any notice period, expenses, fees, commission, bonus or in respect of any other item or matter in connection with the Employment and its termination.

4 REFERENCE AND ANNOUNCEMENTS

4.1 The Company will, if requested within 6 years of the Termination Date, provide any potential employer with a written statement of employment in accordance with Company policy.

4.2 The Company and Employee will work together to draft the internal and external announcements regarding Employee's separation from the Company, and where possible reach agreement on same. The Company agrees to incorporate the wording contained in Schedule 2 in the text of any announcements. The Company agrees that it will share any proposed announcement with the Employee and provide her with one weeks' notice of the making of any such announcement.

5 CONTRIBUTION TO COSTS

5.1 Subject to (i) this Agreement being dated and signed by the Parties and becoming a binding agreement; and (ii) the Adviser's compliance with clause 5.2 below), the Company agrees to make a contribution to the Employee's costs incurred in taking legal advice on the terms of this Agreement and the termination of her employment in the sum of €7,500 (exclusive of VAT).

5.2 In order to ensure that payment is made to the Adviser under this clause 5, the following steps must be taken by the Adviser:

5.2.1 Once the Employee has signed the Agreement, the Adviser should send an invoice to the Company electronically; and

5.2.2 The invoice must be (i) addressed to the Employee; (ii) marked payable by the Company; (iii) itemise the fees and disbursements incurred; (iv) confirm that the fees were incurred solely in advising the Employee in relation to the contents and effect of this Agreement; and (v) contain the Adviser firm's bank account and sort code details.

5.3 Payment will be made directly into the Adviser's bank accounts within 45 days of the later of the Termination Date or the Company receiving the invoice from the Adviser in accordance with clause 5.2.

6 OTHER ARRANGEMENTS

6.1 The Company agrees to make a contribution to outplacement services in respect of the Employee up to a maximum of €3,000 (gross) which will be paid to you in the June payroll.

7 TAXATION

7.1 The Termination Payment and any other sums referred to in this Agreement (other than the statutory redundancy payment) are gross and are subject to such deductions as may be required by law.

7.2 The Termination Payment will be paid to the Employee in a tax efficient manner, as permitted by law and best practice, provided that doing so shall not expose the Company to any additional liability or extra cost and that, in the event of any dispute between the Employee and the Company regarding the tax treatment, the ultimate decision lies with the Company.

7.3 The Employee agrees to indemnify the Company and any Group Company on a continuing basis immediately on demand against all and any income or other tax, USC, levies, PRSI or like payment which may arise as payable by the Employee in relation to any payment received by the Employee from the Company under this Agreement and any other benefits provided under this Agreement, together with any associated fines, penalties, interest and costs. The Company will notify the Employee if and when it becomes aware of any circumstances which may lead to such liabilities arising and will provide the Employee with a reasonable opportunity to challenge any assessment leading to such liability. The Company holds the benefit of this indemnity for itself and on behalf of each Group Company.

7.4 The Employee represents not to be in receipt of any tax relieved termination payment in relation to this or any other previous employment with the Company or any other employer. In the event that this representation is untrue, and the Company is subject to a tax liability including, income tax, USC, PRSI contributions, levies, interest and/or penalties (**Excess Tax**) on foot of such a representation, the Employee undertakes, at the written request of the Company, to immediately pay to it an amount equal to the Excess Tax.

7.5 The Company agrees to make a contribution in the sum of €3,000 plus vat to the costs incurred by the Employee in seeking independent tax advice in relation to the tax treatment of the Termination Payment. This payment will be made to the Employees tax advisor within 45 days of receipt by the Company of an invoice from the tax advisor addressed to the Employee but marked payable by the Company.

8 WAIVER AND DISCHARGE

8.1 The Employee agrees to accept the Termination Payment and the other arrangements referred to in this Agreement in full and final settlement, satisfaction, release, waiver and discharge of any and all rights, disputes or claims in all jurisdictions which the Employee has or may have at the date of this Agreement whether known or not against the Company, any Group Company or against any of its or their respective former or existing directors, officers, employees or shareholders (whether in a corporate or personal capacity) arising directly or indirectly in connection with or as a consequence of the Employee's employment and/or its termination of directorship(s) or resignation(s) therefrom or the Employee's non-employment howsoever arising whether under contract (including any entitlement to bonus or expenses), common law, equity, tort (including any claim for personal injury and/or defamation), statute, statutory instrument or any treaty, regulation or directive of the European Union, including but not limited to claims under:

8.1.1 Adoptive Leave Acts 1995 and 2005;

8.1.2 Carer's Leave Act 2001;

8.1.3 Criminal Justice Act 2011;

8.1.4 Data Protection Act 2018;

8.1.5 Employment Equality Acts 1998 to 2021;

8.1.6 Employment (Miscellaneous Provisions) Act 2018;

8.1.7 Employment Permit Acts 2003 to 2020;

8.1.8 European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 to 2014;

8.1.9 Freedom of Information Act 2014;

8.1.10 Industrial Relations Acts 1946 to 2019;

8.1.11 Maternity Protection Acts 1994 to 2022;

8.1.12 Minimum Notice and Terms of Employment Acts 1973 to 2005;

8.1.13 National Minimum Wage Acts 2000 and 2015;

8.1.14 Organisation of Working Time Act 1997;

8.1.15 Paternity Leave and Benefit Act 2016;

8.1.16 Parental Leave Acts 1998 to 2023;

8.1.17 Parent's Leave and Benefit Act 2019;

8.1.18 Family Leave and Miscellaneous Provisions Act 2021.

8.1.19 Payment of Wages Act 1991;

8.1.20 Payment of Wages (Amendment) (Tips and Gratuities) Act 2022

8.1.21 Pensions Acts 1990 to 2018;

8.1.22 Protection of Employees (Fixed-Term Work) Act 2003;

8.1.23 Protection of Employees (Part Time Work) Act 2001;

8.1.24 Protection of Employment Acts 1977 to 2014;

8.1.25 Protection of Employees (Temporary Agency Work) Act 2012;

8.1.26 Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;

8.1.27 Protection of Young Persons (Employment) Act 1996;

8.1.28 Protected Disclosures Act 2014 (as amended);

8.1.29 Redundancy Payments Acts 1967 to 2022;

8.1.30 Safety, Health and Welfare at Work Acts 2005 to 2014;

8.1.31 Sick Leave Act 2022;

8.1.32 Terms of Employment (Information) Acts 1994 to 2014;

8.1.33 Unfair Dismissals Acts 1977 to 2015;

8.1.34 Work Life Balance and Miscellaneous Provisions Act 2023;

8.1.35 Workplace Relations Act 2015; and

8.1.36 All other legislation relating to employment and its termination;

or pursuant to any amendment of any of the foregoing statutory provisions or otherwise or at common law.

8.2 The Employee agrees to discontinue and/or refrain from commencing or pursuing any complaint, action, proceedings or claim of any nature whatsoever against the Company, any Group Company or its or their respective present and former officers, shareholders, agents and employees in relation to the Employee's employment and its termination. In the event that the Employee commences or continues any complaint, action, proceedings or claim of any nature against the Company or any Group Company in breach of this Agreement, the Employee shall indemnify the Company or the relevant Group Company in respect of its legal costs of defending any such complaint, action, proceedings or claim (including reasonable legal and professional fees and disbursements together with VAT thereon) and any award or judgment and such part of the payments made under clauses 3, 5, and 6 equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Company or the relevant Group Company as a debt. Exercise of this provision shall be without prejudice to any other rights and remedies which the Company or any Group Company may have against the Employee.

8.3 The Employee accepts that the Company (for itself and on behalf of all Group Companies) is entering into and is discharging its obligations under this Agreement in reliance upon the warranties and representations provided by the Employee in this Agreement, including (without limitation) those in **clause 10** below. If any of the warranties or representations are untrue, the Employee shall not be entitled to receive any payment or benefit under this Agreement and, where a payment under this Agreement has been made, shall cease to be entitled to retain the payment and shall therefore be obliged to immediately return the payment to the Company.

8.4 The Employee acknowledges that, subject to the Company making the payments and providing the benefits referred to in this Agreement, it would not be just and equitable for her to receive any further compensation arising out of her employment or its termination or any other matter dealt with in this Agreement.

9 INDEPENDENT LEGAL ADVICE

9.1 The Employee warrants that the Termination Payment is adequate consideration for the discharge of the Employee's rights herein.

9.2 The Employee further warrants that she has taken financial advice from Mercer on the available tax options in respect of the Termination Payment.

9.3 The Employee warrants that she has signed this Agreement having full knowledge of the Employee's legal rights and having taken independent legal advice from **Marc Fitzgibbon, Lavelle Partners,** St James' House, Adelaide Road, D02 Y017 (the **Adviser**) as to the terms and effect of this Agreement and, in particular, its effect on the Employee's ability to pursue her rights to bring a claim or claims before the District Court, Circuit Court, Labour Court, High Court, Supreme Court, the Workplace Relations Commission or any other court or tribunal against the Company or any Group Company and/or any of their shareholders, directors or employees.

9.4 The Employee further warrants that she has given the Adviser all relevant information to allow the Adviser to fully advise the Employee of her rights, obligations, claims and potential claims against the Company or any Group Company and/or their directors and employees.

9.5 The Employee warrants that she has entered into this Agreement without any coercion of any description.

9.6 The Employee further warrants that the Adviser is a solicitor qualified in Ireland holding a current practising certificate.

10 EMPLOYEE WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS

10.1 The Employee acknowledges that the Termination Payment and the other terms of this Agreement have been agreed by the Company without any admission of liability on its part whatsoever.

10.2 The Employee warrants that they are not aware of any facts or circumstances which might give rise to any claim by the Employee against the Company, or any Group Company including a personal injury claim or claim in respect of accrued pension rights, other than those claims that the Employee or the Adviser on the Employee's behalf expressly raised in open correspondence with the Company or the Company's adviser acting on its behalf.

10.3 The Employee warrants as a strict condition of this Agreement and represents to the Company that they:

10.3.1 have not committed and will not commit any material breach of any duty owed to the Company or any Group Company;

10.3.2 have not retained and will not retain any Confidential Information, software or computer programs, documents or copies (electronic or otherwise) which belong to the Company or any Group Company or to which any such company is entitled.

10.3.3 have not done or failed to do and will not do or fail to do anything amounting to a repudiatory breach of the express or implied terms of her employment with the Company or which, if it had been done or omitted after the execution of this Agreement, would have been in breach of any such terms;

10.3.4 have not committed any act or omission during the course of her employment with the Company which amounted to gross misconduct or otherwise would have entitled the Company to summarily dismiss her without notice or pay in lieu; and

10.3.5 have not commenced any action or issued any proceedings against the Company, and Group Company or any of their respective present or former officers, employees, agents or shareholders and will not commence any action or issue any such proceedings.

10.4 The Employee acknowledges that any terms contained in the Contract and expressed to survive the termination of the Employment shall continue, including without limitation any post-termination restrictions in relation to confidentiality, competing with the business and soliciting employees of the Company or any Group Company.

11 CONFIDENTIALITY AND RELATED MATTERS

11.1 The Employee undertakes to keep confidential (i) the circumstances surrounding the termination of their employment; and (ii) the fact and terms of this Agreement, including negotiations leading up to it, and will not disclose any of these matters to anyone other than:

11.1.1 their professional advisers for the purpose of obtaining appropriate professional advice

11.1.2 at the request of a properly authorised government agency, including but not limited to the Revenue Commissioner;

11.1.3 their immediate family, providing that they similarly agree to maintain the confidentiality of the terms and existence of this Agreement;

11.1.4 under the order of a court of competent jurisdiction; or

11.1.5 as may be required by law or authorised by the Company.

11.2 The Employee will use their best endeavours to prevent disclosure of the matters referred to in this clause 11 by any other person or organisation referred to in this clause.

11.3 The Employee acknowledges and agrees that their express and implied duties relating to Confidential Information continue after the Termination Date. The Employee further undertakes not to reveal to anyone or use for the Employee's own, or for any other person or organisation's benefit, whether directly or indirectly,

any trade secrets or Confidential Information relating to the business of the Company or any Group Company, except as authorised or required by law or as authorised by the Company.

11.4 The Employee warrants that, prior to the date of this Agreement, they have not revealed to anyone or used for the Employee's own, or for any other person or organisation's benefit, whether directly or indirectly, any trade secrets or Confidential Information.

11.5 In addition to the undertakings given by the Employee in this clause 11, the Employee agrees that they will continue to be bound by the confidentiality provisions in clause 15 of the Contract.

11.6 The Employee will not at any time, directly or indirectly, make or publish any statement concerning the Company, any Group Company or any of their respective present or former officers, shareholders, employees or agents which is adverse, detrimental, disparaging or derogatory (whether or not the statement is true and whether verbally, in writing or electronically, including over the Internet) or do anything in relation to the Company, any Group Company or their respective officers, employees, agents or shareholders which might be expected to damage or lower their respective reputations.

11.7 The Company will use its reasonable endeavours to ensure that the Executive Leadership Committee (formerly known as the Operating Committee) including the Chief Executive Officer (CEO) shall not, at any time following the date of this Agreement, make or publish any statement concerning the Employee which is adverse, detrimental, disparaging or derogatory (whether or not the statement is true and whether verbally, in writing or electronically, including over the Internet), save as required by law or pursuant to any regulatory obligations or pursuant to any legal proceedings.

11.8 Nothing in this clause 11 shall prevent the Employee from disclosing information which she is entitled to disclose under the Protected Disclosures Acts 2014, provided that the disclosure is made in accordance with the provisions of that Act and the Employee has complied with the Company's policy from time to time in force regarding such disclosures. The Employee confirms that she has nothing to disclose at the date of signing this Agreement under the Protected Disclosures Act 2014 (as amended).

12 The Company, and Group Companies shall cover the Employee under directors' and officers' liability insurance both during and, while potential liability exists, after employment or non-employment service as a director or officer, as applicable, in the same amount and to the same extent as the Company and any Group Company cover their other officers and directors. This obligation shall survive the termination of the Employees employment with the Company, and Group Company. If any proceeding is brought or threatened against the Employee pursuant to the foregoing, the Employee shall notify the Company promptly in writing of the institution of such proceeding and the Company, and Group Companies shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company, and Group Companies and Employee such that it is not legally practicable for the Company, and Group Companies to assume your defense, Employee shall be entitled to retain separate counsel reasonably acceptable to the Company, and Group Companies and the Company, and Group Companies shall assume the obligation for, and shall make direct payment of all reasonable fees and expenses to, such counsel.

13 PENSION AND BENEFITS

13.1 The Employee's active membership of any pension scheme related to the Employment will cease with effect from the Termination Date.

13.2 For the avoidance of doubt, the Company will cease making contributions to any pension, disability, death in service benefit and life insurance schemes for and in respect of the Employee on the Termination Date and the Employee's entitlements under such schemes, if any, terminate as of the Termination Date save for any accrued rights.

13.3 The Company will comply with the terms of the Perrigo Long-Term Incentive Plans ("LTI") and relevant grant agreements. All outstanding LTI grants at the Termination Date will be treated per the terms of Perrigo Long-

term Incentive Plans in the case of involuntary termination for economic reasons. For avoidance of doubt, this means that the Employee's unvested equity awards outstanding under the Company's LTI Plan at the Termination Date will continue to vest for the 24-month period following the Termination Date, and any performance-based restricted stock units set to vest within the 24-month period will vest based on actual performance at the end of their original performance periods, in each case in accordance with and subject to the terms of the LTI Plan, Section 12.

13.4 The Employee acknowledges that, except as set out in this Agreement, there are no sums owed to her by the Company or any Group Company including any payments under any insurance policy, bonus, incentive, equity, profit-sharing, commission, share option, carried interest or similar scheme or arrangement and that neither the Company nor any Group Company is, nor the trustees of any such scheme or arrangement are, or shall be liable to make any payment or provide the Employee or an dependants of the Employee with shares, options, rights (contingent or otherwise) or benefits under any such scheme.

14 RESIGNATION FROM OFFICES

14.1 The Employee hereby agrees to resign from all directorships with the Company and any Group Company (and all other directorships, offices, and trusteeships held in connection with the Employment) with effect from the Termination Date.

14.2 The Employee undertakes to take all steps necessary to give full effect to such resignation(s) and hereafter agrees not to conduct or represent herself as an officer of the Company or any Group Company.

14.3 The Employee irrevocably appoints the Company to be her attorney in her name and on her behalf to sign, execute or do any such instrument or thing and generally to use her name in order to give the Company (or its nominee) the full benefit of the provisions of this clause.

14.4 The Employee acknowledges that no additional compensation is due for such loss of office(s).

15 RETURN OF COMPANY PROPERTY

15.1 The Employee further agrees that on or before close of business on the Termination Date, or earlier, if requested by the Company, to deliver up to the Company the Employee's security pass, identity badge, Company keys, credit cards, together with all company property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts and whether paper, electronic or otherwise) relating to the Employee's employment or otherwise belonging to the Company or any Group Company that are in the Employee's possession, custody or power. The Employee confirms that the Employee has not taken unauthorised copies of any papers or documents or information in any form.

15.2 The Employee warrants that any data or other information belonging or relating to the Company or any Group Company and stored on the Employee's personal or home computer or other equipment of which the Employee has access has been permanently deleted.

15.3 The Employee shall at the request of the Company provide a signed statement of compliance with clause 14.1.

15.4 The Employee acknowledges that, save for those already disclosed to the Company, there are no further outstanding expenses owed to the Employee.

16 CO-OPERATION AFTER EMPLOYMENT

16.1 The Employee agrees that she will, if requested to do so, promptly provide the Company and any Group Company with all reasonable cooperation, information and assistance in connection with (i) any queries that arise relating to her role and employment duties at any time following the Termination Date; and (ii) any investigations that may in the future be conducted by any governmental, regulatory or self-regulatory authority; and/or (iii) any threatened or actual litigation or proceedings in respect of which the Company or

its legal advisors reasonably believes that the Employee may be able to provide assistance. The Company shall work with Employee to schedule such assistance at mutually agreeable times and will make reasonable efforts to schedule around the needs of the Employee.

16.2 The Company shall reimburse any reasonable and necessary travel which might be requested by Company and all reasonable vouched living expenses, including, but not limited to, meals and lodging, incurred by Employee when associated with the rendering of services at locations away from her residence as a consequence of complying with Employee's obligations under this clause 16.

17 REMEDIES IN THE EVENT OF MATERIAL BREACH

17.1 The Employee further agrees that in the event of any material breach of the provisions of this Agreement then, without prejudice to any other rights or remedies of the Group arising from such action, the Employee hereby agrees to indemnify the Company and/or the Group for any losses suffered as a result thereof including all reasonable legal and professional fees incurred.

18 GENERAL

18.1 The headings in this Agreement are for convenience only and do not affect its interpretation.

18.2 Unless the context otherwise requires, words denoting the singular include the plural and words denoting the masculine include the feminine and vice versa.

18.3 Any reference to a statutory provision includes all re-enactments and amendments of it; and the provisions of any regulations, orders or other delegated legislation made under it.

18.4 If any provision in this Agreement shall be determined to be void or unenforceable in whole or in part for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions or parts thereof. Such void or unenforceable provision shall be deemed to be severable from any other provisions or parts thereof contained and/or effect shall be given to the provision in such reduced form as may be decided by a court of competent jurisdiction.

18.5 This Agreement contains the entire agreement between the Parties relating to its subject matter. All previous agreements, understandings and representations (whether written or oral) between the Parties are superseded by this Agreement.

18.6 Once signed by each of the Parties this Agreement will be enforceable and may be adduced in evidence notwithstanding that it is headed "without prejudice and subject to contract".

18.7 This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the other counterparts together shall constitute one and the same instrument.

18.8 This Agreement has been entered into on the date stated at the beginning of it.

18.9 This Agreement is governed by Irish law and the Parties agree to submit to the exclusive jurisdiction of the Courts of Ireland in relation to any dispute or difference arising out of it.

SIGNED by GRAINNE QUINN

In the presence of

Signature of Witness ____________________

Name of Witness Marc Fitzgibbon

~~Solicitor~~

Address of Witness Lavelle Partners
St James' House
Adelaide Road
Dublin 2

Occupation of Witness ____________________

SIGNED by and on behalf of PERRIGO CORPORATION DAC

By **Robert Willis, Chief Human Resources Officer**

DocuSigned by:

9106BDFF5884443...

05-Apr-2024 | 7:15 PDT

SCHEDULE 1

FORM OF RE-AFFIRMATION LETTER

Perrigo Corporation DAC

The Sharp Building,

Hogan Place,

Dublin 2

[date]

Dear Sirs

Reaffirmation Letter

1.1 I refer to the Compromise Waiver Agreement dated [insert date] (the **Agreement**) between myself and Perrigo Corporation DAC (the **Company**) and I have signed and delivered this Reaffirmation Letter in accordance with my obligations under **clause 2** of the Agreement.

1.2 By this **Reaffirmation Letter**, I write to confirm and warrant that during the period between the date of the Agreement and the Termination Date (as defined in the Agreement) no causes of action against the Company or any Group Company arose, and that I am not aware of any claims that I may have (whether at the time of the Termination Date or in the future) arising out of or pursuant to or connected with my employment or its termination or otherwise, whether contractual, statutory or otherwise, nor any facts or circumstances, that may give rise to such claims, other than those covered by **clause 8** of the Agreement.

1.3 To the extent that I do in fact have any claims against the Company or any Group Company, I acknowledge and agree that the terms of the Agreement which includes this Reaffirmation Letter were offered by the Company without any admission of liability on the part of the Company or any Group Company and are in full and final settlement of all and any claims or rights of action I may have against the Company or any Group Company or any of its or their respective current or former directors, officers, employees or shareholders arising out of my employment with the Company or any Group Company or its termination or from events occurring during the period between the date of the Agreement and the Termination Date whether under common law, contract statute or otherwise, whether such claims are, or could be known to the parties to the Agreement or in their express contemplation at the Termination Date including but not limited to all the claims set out in **clause 8** of the Agreement (each of which is hereby intimated and waived).

1.4 By this Reaffirmation Letter, I acknowledge and confirm that the warranties and indemnities undertaken by me under the Agreement remain so and are now restated and confirmed in full save that they are with effect from the Termination Date.

1.5 I confirm and warrant that I have not presented or brought and will not present or bring any complaint, proceedings, action or claim before any Court, the Workplace Relations Commission or any other employment tribunal or judicial body in Ireland or in any other jurisdiction in connection with, relating to or arising out of my employment with the Company, nor will anyone else acting on my behalf.

1.6 I acknowledge that the Company has relied on the warranties in this Reaffirmation Letter when paying the Termination Payment.

1.7 I also confirm that I have taken independent legal advice from Marc Fitzgibbon of Lavelle Partners LLP, St James House, Adelaide Road, Dublin 2 to the terms and effect of the Reaffirmation Letter as at the Termination Date and in particular its effect on my ability to pursue my rights before a Court, the Workplace Relations Commission or any other employment tribunal or judicial body in Ireland or in any other jurisdiction.

Grainne Quinn

SIGNED as a deed and)

delivered by Grainne Quinn)

in the presence of) ______________________

WITNESS

Signature:

Name: ______________________

Address: ______________________

Occupation: ______________________

SCHEDULE 2

TO BE INCLUDED IN ANY ANOUNCEMENT

One part of Project Energize has included reviewing the structure of our leadership team as we move forward. After careful consideration and consultation beginning in October of last year, we have determined that the role of the Chief Medical Officer no longer serves us as a standalone role. We have decided to divide the responsibilities of the Medical Office to better support the near-term efforts to augment and strengthen Perrigo for the future. Global Quality will therefore now be led by XXXX, SVP and Global Patient Safety will report to YYYY.

This direction was facilitated by Dr. Grainne Quinn's decision to leave Perrigo, effective July 31, 2024.

Since assuming leadership for our Patient Safety program in 2014 and Global Quality Operations in 2021, Grainne has contributed significantly to our efforts to ensure consumers receive high quality, safe and effective self-care solutions.

We greatly appreciate the experience and leadership she brought to her role and wish her all the best in her future endeavors.

Grainne will continue to provide leadership for Quality and Patient Safety until [XXX] arrives, after which she will work closely with them to ensure a smooth transition of responsibilities.

[Please welcome [xxx] to Perrigo.